Exhibit 10.3

AMENDMENT NO. 4
TO THE
2014 INCENTIVE PLAN
OF
COMMUNITY HEALTHCARE TRUST INCORPORATED

WHEREAS, Community Healthcare Trust Incorporated (“CHCT”) adopted the 2014 Incentive Plan, effective April 1, 2014 (as amended by Amendment Nos. 1, 2 and 3, the “Plan”); and

WHEREAS, CHCT wishes to modify the Plan to authorize awards of Restricted Stock Units; and

WHEREAS, New York Stock Exchange rules, specifically FAQ B-3, provides that the addition of Restricted Stock Units to an equity plan that provides for Restricted Stock is not a material revision to the plan;

NOW THEREFORE, in accordance with Section 9.3 of the Plan under which no stockholder approval is required, and being duly approved by the Board, the Plan is hereby amended effective as of January 2, 2024, as follows:

1.       All capitalized terms not otherwise defined herein will have the respective meanings set forth in the Plan.

2.      The definition of “Award” is hereby amended in its entirety to read as follows:

“Award” means an award of Cash, Restricted Stock and/or Restricted Stock Units under the Plan.

3.      The definition of “Restricted Stock Unit” is hereby added to Article 2 of the Plan, as follows:

“Restricted Stock Unit” or “RSU” means an Award of hypothetical Common Stock units having a value equal to the fair market value of an identical number of shares of Common Stock.

4.     New Section 6A “Restricted Stock Unit Awards” is hereby added to the Plan, as follows:

6A.        RESTRICTED STOCK UNIT AWARDS.

6A.1      Grant of Restricted Stock Unit (RSU) Awards. An Award of RSUs represents a hypothetical award of shares of Common Stock that may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Vesting Period”) as the Committee shall determine. Forfeiture conditions may be performance or nonperformance based, or a combination thereof, in the sole discretion of the Committee.

6A.2      Vesting Requirements. The Vesting Period for an RSU Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. Such vesting requirements may be based on the continued employment of the Participant with CHCT or its Subsidiaries for a specified time period or periods, provided that any such period shall not be scheduled to lapse in its entirety earlier than the first anniversary of the Date of Grant. Such vesting requirements may also be based on the attainment of specified business goals or measures established by the Committee in its sole discretion.

6A.3      Settlement of RSU Awards. Upon completion of the Vesting Period, RSU Awards shall be settled in shares of Common Stock as soon as administratively feasible following the end of such Vesting Period, and no later than March 15th of the year following the year in which the Vesting Period ends, unless the RSUs are otherwise deferred under Section 8.2. RSU Awards shall be subject to (A) forfeiture until the expiration of the Vesting Period, and satisfaction of any applicable performance goals during such Vesting Period, to the extent provided in the applicable Award Agreement, and to the extent such RSUs are forfeited, all rights of the Participant to such RSUs shall terminate without further obligation on the part of the CHCT and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.

Except as amended hereby, the Plan shall remain in full force and effect as prior to this Amendment.

IN WITNESS WHEREOF, the undersigned officer of CHCT has duly executed this Community Healthcare Trust Incorporated 2014 Stock Incentive Plan on this the 2nd day of January, 2024, but to be effective as provided herein.

COMMUNITY HEALTHCARE TRUST

INCORPORATED

/s/	David H. Dupuy

By:	David H. Dupuy

Title:	Chief Executive Officer and President